                                                                    Exhibit 99.1

          The CIT Group Plans Initial Public Offering of Common Stock

NEW YORK -- (BUSINESS WIRE) -- Sept. 26, 1997 -- The CIT Group Inc. announced that it has filed a registration statement with the Securities and Exchange Commission for an initial public offering of 20% of CIT's common stock. J.P. Morgan & Co. and Goldman, Sachs & Co. will act as joint lead managers of the offering.

At present, The Dai-Ichi Kangyo Bank, Limited ("DKB") owns 80% of the outstanding common stock of CIT. The remaining 20% interest in CIT is held by The Chase Manhattan Corp. ("Chase"). DKB has an option to acquire Chase's interest. The proceeds of the offering will be used to fund CIT's acquisition of the option from DKB and its exercise. Following consummation of the public offering by CIT, DKB will continue to hold its present investment in CIT.

DKB and CIT indicated that it is their joint intention that the initial public offering will position CIT to have access to the public equity markets. In connection with the planned offering, CIT expects to seek the listing of its common stock on The New York Stock Exchange.

With more than $20 billion in total assets and stockholders' equity of $2.2 billion, The CIT Group is a leading diversified, nationwide finance organization. Founded in 1908, CIT has an array of "franchise" strategic business units offering secured commercial and consumer financing products to a broad range of customers.

A registration statement relating to CIT's common stock has been filed with the Securities and Exchange Commission but has not yet become effective. Shares of common stock of CIT may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. The offering will be made only by means of a prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the common stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.